                                                                     EXHIBIT 5.1

                       [Letterhead of Baker Botts, L.L.P.]

                                                                January 20, 2004




Carrizo Oil & Gas, Inc.
14701 St. Mary's Lane, Suite 800
Houston, Texas 77079

Gentlemen:

      As set forth in the Registration Statement on Form S-2 (the "Registration Statement") proposed to be filed by Carrizo Oil & Gas, Inc., a Texas corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 3,420,000 shares (the "Shares") of the Company's common stock, par value $.001 per share ("Common Stock"), together with 256,500 additional shares of Common Stock (the "Additional Shares") subject to the underwriters' over-allotment option as described in the Registration Statement, certain legal matters in connection with the Shares and the Additional Shares are being passed upon for you by us.

      We understand that the Shares and any Additional Shares are to be sold by the Company, respectively, pursuant to the terms of an Underwriting Agreement (the "Underwriting Agreement") in substantially the form filed as Exhibit 1.1 to the Registration Statement.

      In our capacity as your counsel in the connection referred to above, we have examined the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to date, the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed.

      In giving this opinion, we have relied on certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates and we have assumed, without independent investigation, that all signatures on documents we have examined are genuine, all documents submitted to us as originals are authentic and all documents submitted to us as certified or photostatic copies of original documents conform to the original documents and all these original documents are authentic.

      On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, we are of the opinion that:

      1. The Company is a corporation duly incorporated under the laws of the State of Texas.

      2.    When offered as described in the Registration Statement, and upon
(a) the taking of action by the duly authorized Pricing Committee of the Board of Directors of the Company to approve the Underwriting Agreement and (b) the sale of the Shares and any Additional Shares in accordance with the terms and provisions of the Underwriting Agreement and as described in the Registration Statement, the Shares and any Additional Shares will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable.

      This opinion is limited to the laws of the State of Texas and the applicable federal laws of the United States.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and any related 462(b) Registration Statement and to the reference to us under "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                      Very truly yours,

                                      /s/ Baker Botts, L.L.P.